Exhibit 99.1

Contact:	John P. Funkhouser President and Chief Executive Officer or Paul T. Storey Chief Financial Officer (919) 582-2600

PHARMANETICS ANNOUNCES SECOND QUARTER RESULTS

Raleigh, NC (July 31, 2003) – PharmaNetics, Inc. (NASDAQ/NM: PHAR), a leader in theranostic management specializing in managing the delivery of therapeutics affecting coagulation, today announced results for the second quarter and six months ended June 30, 2003.

Product revenues for the second quarter ended June 30, 2003, increased 105% to $1.6 million compared with product revenues of $798,000 in the same period in 2002. Total cost of goods sold and operating expenses for the second quarter of 2003 totaled $4.1 million compared with $3.3 million in the second quarter of 2002. After other income, the resulting net loss for the second quarter of 2003 was $2.1 million, or $0.22 per share, an improvement over the $2.3 million loss, or $0.24 per share, recorded in the same period of 2002.

During the second quarter, the Company completed a $9.6 million private placement of Series B convertible preferred stock. Related to this issuance and in accordance with accounting guidelines, the Company recorded a non-cash, one-time beneficial conversion feature reclassification in its equity accounts of $3.5 million. After preferred stock dividends and the aforementioned beneficial conversion charge, the resulting net loss attributable to common stockholders for the second quarter of 2003 was $5.8 million, or $0.60 per share, compared with $2.4 million, or $0.25 per share, for the same period in the prior year.

Product revenues for the first half of 2003 were $2.8 million compared with product revenues of $1.7 million in the first half of 2002. Total cost of goods sold and operating expenses for the first half of 2003 totaled $7.8 million compared with $6.6 million in the same period of 2002. After other income, the resulting net loss for the 2003 six-month period was $4.5 million, or $0.46 per share, compared with $4.6 million, or $0.48 per share, in the prior-year period. After preferred stock dividends and the aforementioned second quarter beneficial conversion feature charge, net loss attributable to common stockholders for the six months ended June 30, 2003, was $8.3 million, or $0.85 per share, compared with $4.8 million, or $0.50 per share, for the same period in the prior year.

John P. Funkhouser, president and chief executive officer of PharmaNetics, said, “The clinical utility of the ENOX test is proving itself in published case studies, hospital evaluations and in clinical trials. Generally, it is our experience that if a hospital is interested in using Lovenox® in the catheterization laboratory, the physician welcomes the ability to test for the patient’s anticoagulation status. A recent consensus report developed by a panel of distinguished cardiologists was published that recommended use of Lovenox and the ENOX test in PCI procedures. There is growing evidence that testing is important and needed. Thus it is important for PharmaNetics to move forward with Aventis to develop a coordinated co-marketing strategy as stipulated in our Collaborative Development Agreement and discussed in public announcements in December and January. Although the assistance received from Aventis has not met our expectations, PharmaNetics continues to make progress in the commercialization of its ENOX test. To date, 25 hospitals have purchased the test and 17 more hospitals have completed evaluations and are in order processing. Additionally, there are 28 hospitals performing evaluations and 24 hospitals that have scheduled evaluations.” Some of the hospitals that have purchased the test include: Brigham & Women’s, The Cleveland Clinic, University of California San Francisco, Rush Presbyterian, Henry Ford and a number of hospitals in the Veterans Administration System including those in Houston, Palo Alto and St Petersburg.

Mr. Funkhouser continued, “We have found that the length of time necessary to introduce new technology into a hospital was longer than we anticipated, but are encouraged by the active support we are receiving from physicians to facilitate the process. Physicians want the test available, and we believe that our expanding list of reference accounts is testament to the test’s utility. Until a coordinated Aventis strategy is developed, PharmaNetics does not have the ability to give meaningful financial guidance nor predict the number of hospitals using our test by year end. The original purpose of this test was to expedite Lovenox penetration into cardiology markets by providing a test that would answer physician concerns about monitoring. Even though test development has been completed and clinical trials continue to validate the value of the test, PharmaNetics is unable to fully market the test until the necessary advertising, educational, and promotional resources are provided by Aventis. PharmaNetics’ Board and management are in discussions with Aventis on these issues.”

As part of the Company’s transition from a research and development company to a commercial entity with products to market, the Company has reduced operating personnel by 13 employees who primarily held positions that either performed or supported research. These reductions were anticipated as a result of the completion of various projects. The Company is still properly staffed to drive its pipeline of tests, including the “TIM” test for monitoring Angiomax, which is under FDA review; the ECT test for monitoring Refludan; and potentially AstraZeneca’s Exanta when it receives FDA clearance.

As previously mentioned, during the second quarter the Company completed a $9.6 million private placement of preferred stock convertible into common stock at $6.00 per share and warrants for the purchase of an additional 510,932 common shares at $7.20. In connection with the financing, Richard M. Johnston of Camden Partners Holdings, LLC, a private equity fund that led the financing, joined the Company’s Board of Directors.

The Company also announced that Paul T. Storey has been promoted from Director of Finance to Chief Financial Officer, replacing James A. McGowan, who resigned after completing the implementation of sophisticated MIS systems. Mr. Storey, 36, is a CPA and joined PharmaNetics in December 1997.

In closing, Mr. Funkhouser added, “The roll out of the ENOX test has been challenging, but the test continues to prove its clinical utility. We believe the test represents better healthcare because it is the only technology available that can rapidly access a patient’s response to Lovenox. Physicians want to know the results, if for no other reason than to know Lovenox is present. Duke has a website that establishes a protocol for using Lovenox in PCI, based on the test’s results. We believe strongly in what we are doing, and as a management team, we are committed to improving patient safety through testing.”

A listen-only simulcast and 48-hour replay of PharmaNetics’ second quarter conference call will be available online at the Company’s website at www.pharmanetics.com or at www.companyboardroom.com on July 31, 2003, beginning at 11:00 a.m. Eastern time.

PharmaNetics, Inc., a leading biotech company, conceived the term “theranostics,” defining an emerging field of medicine that enables physicians to monitor the effect of antithrombotic agents in patients being treated for angina, myocardial infarction (heart attack), stroke, and pulmonary and arterial emboli. The Company develops, manufactures and markets rapid turnaround diagnostics to assess blood clot formation and dissolution. PharmaNetics develops tests based on its proprietary, dry chemistry Thrombolytic Assessment System. Its principal target market is the management of powerful new drug compounds, some of which may have narrow therapeutic ranges, as well as monitoring routine anticoagulants.

This press release contains forward-looking statements regarding future events and the future performance of PharmaNetics that involve risks and uncertainties such as risks related to market acceptance, clinical trials and dependence on third-party distributors and collaborative partners that could cause actual results to differ materially from those projected in the forward-looking statements. Information concerning these and other of the factors that could cause results to differ materially from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission, including Form 10-K, Form 10-Q and Form 8-K reports.

PHARMANETICS, INC.

Selected Financial Information

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Consolidated Income (Loss) Statement
Net product revenue	$1,634	$798	$2,796	$1,741
Development and royalty revenue	281	139	541	253

Total revenue	1,915	937	3,337	1,994
Cost of goods sold	969	721	1,652	1,627
Operating expenses	3,085	2,551	6,137	4,999

Total operating expenses	4,054	3,272	7,789	6,626
Loss from operations	(2,139)	(2,335)	(4,452)	(4,632)
Other income (expense), net	13	12	(18)	54

Net loss	(2,126)	(2,323)	(4,470)	(4,578)
Preferred stock dividends	(245)	(103)	(368)	(228)
Amortization of beneficial conversion feature of Series B	(3,459)	—	(3,459)	—

Net loss attributable to common stockholders	$(5,830)	$(2,426)	$(8,297)	$(4,806)

Net loss before preferred stock charges per basic and diluted share	$(0.22)	$(0.24)	$(0.46)	$(0.48)
Preferred stock charges per basic and diluted share	(0.38)	(0.01)	(0.39)	(0.02)

Net loss per basic and diluted common share	$(0.60)	$(0.25)	$(0.85)	$(0.50)

Weighted average common shares outstanding	9,780	9,554	9,741	9,539

	June 30, 2003	Dec. 31, 2002
Condensed Consolidated Balance Sheets
Cash, cash equivalents and investments	$12,203	$9,294
Other current assets	4,147	3,463
Total assets	24,656	21,701
Current liabilities	2,705	3,309
Total liabilities	6,189	7,543
Shareholders’ equity and redeemable preferred stock	18,467	14,158

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